Exhibit 23.7

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We have issued our report dated December 30, 2020, with respect to the consolidated financial statements of Glocal Healthcare Systems Private Limited and its subsidiaries for the years ended March 31, 2020 and 2019 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

For D. K. Chhajer & Co.
Chartered Accountants
Firm Registration No. 304138E

/s/ Tapan K Mukhopadhyay
(Tapan K Mukhopadhyay)
Partner
Membership No. 017483

Kolkata, India
April 30, 2021